Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form SB-2 of Response Genetics, Inc. our report dated December 12, 2006 relating to our audit of the financial statements, appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to our firm under the caption "Experts" in such Prospectus.

Singer Lewak Greenbaum & Goldstein LLP
Santa Ana, California
December 20, 2006